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                                                Registration No. _______________

      As Filed with the Securities and Exchange Commission on July 22, 2002

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 10549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:     American Maturity Life Insurance Company
          Separate Account One

Address of Principal Business Office (No. & Street, City, State, Zip Code):

          200 Hopmeadow Street
          Simsbury, Connecticut 06089

Telephone Number (including area code):       860-843-6733

Name and address of agent for service of process:

          Marianne O'Doherty
          P.O. Box 2999
          Hartford, Connecticut 06104-2999

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

          YES [X]      NO [ ]
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                                    SIGNATURE

     Pursuant to the requirements of the Investment Company Act of 1940 the Sponsor/ Depositor of the registrant has caused this notification of registration to be duly signed on behalf of the registrant in the town of Simsbury and the State of Connecticut on the 22nd day of July, 2002.

[SEAL]                                 American Maturity Life Insurance Company
                                       Separate Account One
                                       (Registrant)

                                       By: American Maturity Life Insurance
                                             Company
                                       (Sponsor/Depositor)

Attest: /s/ Marianne O'Doherty         By: /s/ Christine Hayer Repasy
        _____________________________      _______________________________
        Marianne O'Doherty, Vice           Christine Hayer Repasy, Senior
        President and Assistant            Vice President, General Counsel
        General Counsel                    and Corporate Secretary